                                                                    Exhibit 99.4

                          GIBRALTAR STEEL CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                 Year Ended December 31,
                                                              2001        2000        1999
                                                            --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                  $ 12,533    $ 24,365    $ 25,008
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation and amortization                              23,486      21,188      17,452
   Provision for deferred income taxes                         4,545       5,252       2,383
   Undistributed equity investment income                        547        (253)       (466)
   Other noncash adjustments                                     157         116         697
   Increase (decrease) in cash resulting from changes
   in (net of effects from acquisitions):
     Accounts receivable                                       2,290       5,660        (118)
     Inventories                                              25,140        (206)      6,873
     Other current assets                                        495      (2,829)       (272)
     Accounts payable and accrued expenses                     5,885     (16,551)     10,242
     Other assets                                                739      (2,622)     (1,130)
                                                            --------    --------    --------

   Net cash provided by operating activities                  75,817      34,120      60,669
                                                            --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES

Acquisitions, net of cash acquired                           (10,832)    (42,880)    (65,380)
Investments in property, plant and equipment                 (14,344)    (19,619)    (21,999)
Net proceeds from sale of property and equipment                 435       7,753       2,838
                                                            --------    --------    --------

   Net cash used in investing activities                     (24,741)    (54,746)    (84,541)
                                                            --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES

Long-term debt reduction                                     (92,843)    (63,157)    (67,160)
Proceeds from long-term debt                                  49,265      82,389      94,081
Repurchase of common stock                                         -        (181)          -
Net proceeds from issuance of common stock                       589          36       1,014
Payment of dividends                                          (1,638)     (1,447)     (1,253)
                                                            --------    --------    --------

   Net cash (used in) provided by financing activities       (44,627)     17,640      26,682
                                                            --------    --------    --------

Net increase (decrease) in cash and cash equivalents           6,449      (2,986)      2,810
Cash and cash equivalents at beginning of year                 1,701       4,687       1,877
                                                            --------    --------    --------

Cash and cash equivalents at end of year                    $  8,150    $  1,701    $  4,687
                                                            ========    ========    ========